SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15/A

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                       Securities and Exchange Act of 1934

                          Commission File Number 1-7327

   Waste Management Holdings, Inc. (formerly known as Waste Management, Inc.)
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             (Exact name of registrant as specified in its charter)

               1001 Fannin, Suite 4000, Houston, Texas 77002 (713) 512-6200
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         Liquid Yield Option Notes due 2012 (Zero Coupon - Subordinated)
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                       (Title of each class of securities
                              covered by this Form)

                     Convertible Subordinated Notes due 2005
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(Title of all other classes of securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           ( )              Rule 12h-3(b)(1)(i)           (x)
Rule 12g-4(a)(1)(ii)          ( )              Rule 12h-3(b)(1)(ii)          ( )
Rule 12g-4(a)(2)(i)           ( )              Rule 12h-3(b)(2)(i)           ( )
Rule 12g-4(a)(2)(ii)          ( )              Rule 12h-3(b)(2)(ii)          ( )
                                               Rule 15d-6                    ( )

Approximate number of holders of record as of the certification or notice date:  0
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                  Pursuant to the requirements of the Securities Exchange Act of 1934, Waste Management Holdings, Inc. (formerly known as Waste Management, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    WASTE MANAGEMENT HOLDINGS, INC.


Dated: August 10, 1998       By:  /s/ Gregory T. Sangalis
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                                    Name:  Gregory T. Sangalis
                                    Title: Vice President and Secretary